AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 31, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_____________________

NORTHSTAR REALTY FINANCE CORP.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

MARYLAND	11-3707493
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

399 PARK AVENUE, 18TH FLOOR

NEW YORK, NEW YORK 10022

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

NORTHSTAR REALTY FINANCE CORP. SECOND AMENDED AND RESTATED 2004 OMNIBUS
STOCK INCENTIVE PLAN

(FULL TITLE OF THE PLAN)

_______________________

RONALD J. LIEBERMAN

EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL & SECRETARY

399 PARK AVENUE, 18TH FLOOR

NEW YORK, NEW YORK 10022

(212) 547-2600

(NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,

INCLUDING AREA CODE, OF AGENT FOR SERVICE)

_______________________

Include by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ___	Accelerated filer _X_

Non-accelerated filer ___ (Do not check if a smaller reporting company)	Smaller reporting company ___

_______________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $.01 par value per share	8,000,000	$8.92	$71,360,000	$9,733.51

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may become issuable under the NorthStar Realty Finance Corp. Second Amended and Restated 2004 Omnibus Stock Incentive Plan (the “Omnibus Plan”) by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	Represents an additional 8,000,000 of shares of common stock, $.01 par value per share, of NorthStar Realty Finance Corp. (the “Shares”) issuable under the Omnibus Plan. A Registration Statement on Form S-8 (No. 333-182067) with respect to a total of 5,500,000 shares issuable under the NorthStar Realty Finance Corp. Amended and Restated 2004 Omnibus Stock Incentive Plan (the “Prior Plan”), a Registration Statement on Form S-8 (No. 333-120025) with respect to a total of 1,375,000 shares issuable under the Prior Plan, a post-effective amendment thereto with respect to an additional 58,038 shares, a post-effective amendment thereto with respect to an additional 4,500,000 shares, and a Registration Statement on Form S-8 (No. 333-143549) with respect to an additional 3,000,000 shares were previously filed. Shares issuable under the Omnibus Plan include (a) awards of restricted Shares, (b) if Units (as defined in the Omnibus Plan) are awarded under the Omnibus Plan, the Shares issuable upon redemption of such Units, (c) awards of phantom stock units subject to certain restrictions, (d) awards of entitlements to receive credits based on cash dividends that would have been paid on the Shares if such Shares had been issued to and held by the recipient of such entitlements, or (e) Shares issuable upon exercise of stock options, stock appreciation rights or certain Other Awards (as defined in Section 12 of the Omnibus Plan) made under the Omnibus Plan.

(3)	Estimated solely for purposes of determining the registration fee pursuant to the provisions of Rules 457(c) and 457(h) under the Securities Act by averaging the high and low sales prices of NorthStar Realty Finance Corp. common stock as reported by the New York Stock Exchange on May 29, 2013.

EXPLANATORY NOTE

This Registration Statement on Form S-8 of NorthStar Realty Finance Corp. (the “Company”) is being filed pursuant to General Instruction E of Form S-8 in connection with the registration of an additional 8,000,000 shares of the Company’s common stock, $.01 par value per share (the “Common Stock”) to be issued pursuant to the NorthStar Realty Finance Corp. Second Amended and Restated 2004 Omnibus Stock Incentive Plan (the “Omnibus Plan”). The contents of the Registration Statement on Form S-8 (No. 333-182067) with respect to a total of 5,500,000, the contents of the Registration Statement on Form S-8 (No. 333-120025) with respect to a total of 1,375,000 shares issuable under the NorthStar Realty Finance Corp. Amended and Restated 2004 Omnibus Stock Incentive Plan, a post-effective amendment thereto with respect to an additional 58,038 shares, a post-effective amendment thereto with respect to an additional 4,500,000 shares, and the Registration Statement on Form S-8 (No. 333-143549) with respect to an additional 3,000,000 shares, each previously filed by the Company with the Securities and Exchange Commission (the “SEC”), as updated by the information set forth below, are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents previously filed with the SEC are incorporated by reference in this Registration Statement, as of their respective dates:

(a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC on February 19, 2013, including all material incorporated by reference therein (File No. 001-32330);

(b) the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, as filed with the SEC on May 8, 2013 (File No. 001-32330);

(c) the Company’s Current Reports on Form 8-K, as filed with the SEC on January 31, 2013, February 15, 2013 (with respect to Item 8.01 only), February 25, 2013, March 12, 2013, April 8, 2013 (with respect to Item 2.01 only), April 9, 2013 and May 31, 2013 and Current Report on Form 8-K/A, as filed with the SEC on May 6, 2013 (File No. 001-32330); and

(d) the description of the Common Stock contained in the Registration Statement on Form 8-A, dated October 25, 2004, filed with the SEC by the Company to register the Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description (File No. 001-32330).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is incorporated or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The Company’s charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The Company’s charter authorizes the Company, to the maximum extent permitted by Maryland law, to obligate the Company to indemnify any present or former director or officer or any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of the Company and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The Company’s bylaws obligate the Company, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, member or manager and who is made, or threatened to be made, a party to the proceeding by reason of his service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The Company’s charter and bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company.

Maryland law requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. A Maryland corporation may not indemnify a director or officer with respect to a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or a proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Company has entered into indemnification agreements with each of its directors and executive officers which require that it indemnify such directors and officers to the maximum extent permitted by Maryland law and that it pay such persons’ expenses in defending any civil or criminal proceeding in advance of final disposition of such proceeding.

No member of the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board of Directors of the Company (the “Committee”), nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Omnibus Plan and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the staff of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 8. EXHIBITS.

Exhibit No.	Description
4.1	Form of certificate for common stock (Incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-11 (Registration No. 333-114675), as amended, which was originally filed with the Securities and Exchange Commission on April 21, 2004).

4.2	Articles of Amendment and Restatement of NorthStar Realty Finance Corp. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-11, as amended (Registration No. 333-114675)).

4.3	Amended and Restated Bylaws of NorthStar Realty Finance Corp. (Incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011).

5.1*	Opinion of Venable LLP

23.1*	Consent of Grant Thornton LLP

23.2	Consent of Venable LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page)

99.1	NorthStar Realty Finance Corp. Second Amended and Restated 2004 Omnibus Stock Incentive Plan (Incorporated by reference to Appendix A to the Registrant’s definitive Proxy Statement on Schedule 14A filed on April 19, 2013).

*	Filed herewith.

ITEM 9. UNDERTAKINGS.

The Company hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on May 31, 2013.

NORTHSTAR REALTY FINANCE CORP.

By:	/s/ Ronald J. Lieberman
Name:	Ronald J. Lieberman
Title:	Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Debra A. Hess and Ronald J. Lieberman, and each of them severally, her or his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for her or him and in her or his name, place and stead, in any and all capacities, in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of NorthStar Realty Finance Corp. (the “Company”), under the Securities Act of 1933, as amended (the “Securities Act”) relating to the registration of shares of common stock, $.01 par value per share, of the Company that are issuable pursuant the NorthStar Realty Finance Corp. Second Amended and Restated 2004 Omnibus Stock Incentive Plan, including, without limiting the generality of the foregoing, to sign the Registration Statement in the name and on behalf of the Company or on behalf of each of the undersigned as a director or officer of the Company, to sign any amendments and supplements relating thereto (including post-effective amendments) under the Securities Act and to sign any instrument, contract, document or other writing of or in connection with the Registration Statement and any amendments and supplements thereto (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, including this power of attorney, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or her or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David T. Hamamoto	Chairman and Chief Executive Officer	May 31, 2013
David T. Hamamoto	(Principal Executive Officer)

/s/ Debra A. Hess	Chief Financial Officer	May 31, 2013
Debra A. Hess	(Principal Financial Officer and Principal Accounting Officer)

/s/ Preston Butcher	Director	May 31, 2013
Preston Butcher

/s/ Stephen E. Cummings	Director	May 31, 2013
Stephen E. Cummings

/s/ Judith A. Hannaway	Director	May 31, 2013
Judith A. Hannaway

/s/ Oscar Junquera	Director	May 31, 2013
Oscar Junquera

/s/ Wesley D. Minami	Director	May 31, 2013
Wesley D. Minami

/s/ Louis J. Paglia	Director	May 31, 2013
Louis J. Paglia

/s/ Sridhar Sambamurthy	Director	May 31, 2013
Sridhar Sambamurthy

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Form of certificate for common stock (Incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-11 (Registration No. 333-114675), as amended, which was originally filed with the Securities and Exchange Commission on April 21, 2004).

4.2	Articles of Amendment and Restatement of NorthStar Realty Finance Corp. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-11, as amended (Registration No. 333-114675)).

4.3	Amended and Restated Bylaws of NorthStar Realty Finance Corp. (Incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011).

5.1*	Opinion of Venable LLP

23.1*	Consent of Grant Thornton LLP

23.2	Consent of Venable LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page)

99.1	NorthStar Realty Finance Corp. Second Amended and Restated 2004 Omnibus Stock Incentive Plan (Incorporated by reference to Appendix A to the Registrant’s definitive Proxy Statement on Schedule 14A filed on April 19, 2013).

*	Filed herewith.